Exhibit (i)	Opinion and Consent of Counsel

October 30, 2014

Heartland Group, Inc.

789 N. Water Street, Suite 500

Milwaukee, WI 53202

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of Post-Effective Amendment No. 69 to the registration statement on Form N-1A (the “Registration Statement”) of Heartland Group, Inc. (the “Company”) relating to the sale by the Company of up to 75,000,000 Investor Class shares and 75,000,000 Institutional Class shares (the “Shares”) of common stock, $0.001 par value, of the Heartland Mid Cap Value Fund, a series of Heartland Group, Inc., in the manner set forth in the Registration Statement.

In connection with this opinion, we have examined: (a) the Registration Statement (and the Fund’s Prospectus included therein), (b) the Company’s Articles of Incorporation, as amended and supplemented to date (the “Articles”), and Amended and Restated Bylaws, (c) certain resolutions of the Company’s Board of Directors, and (d) such other proceedings, documents and records that we have deemed necessary to render this opinion. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

For purposes of rendering this opinion, we have assumed that: (a) the Registration Statement remains effective; (b) the Prospectus and Statement of Additional Information and the Prospectus delivery procedures fulfill all requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended; (c) all offers and sales of the Shares are conducted in accordance with the Registration Statement, in keeping with the limits set forth in the Articles and in compliance with applicable state securities laws; and (d) the Shares will be issued and sold for consideration based upon their net asset value on the date of their respective issuances and all consideration for such Shares will actually be received by the Company.

October 30, 2014

With certain exceptions, we are members of the bar of the State of Wisconsin and do not hold ourselves out as experts on the law of any state other than Wisconsin. The opinion expressed herein is limited to the federal law of the United States of America and the laws (other than the conflict of law rules) of the State of Maryland that are normally applicable to the issuance of shares by registered investment companies organized as corporations under the laws of that state. We express no opinion with respect to any other laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ Godfrey & Kahn, S.C. Godfrey & Kahn, S.C.